Exhibit 10.29

WELLS FARGO BANK                                                  LOAN AGREEMENT

   This Loan Agreement (this "Agreement") is entered into by and between FIBERSTARS, INC. ("Borrower") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and sets forth the terms and conditions which govern all Borrower's commercial credit accommodations from Bank, whether now existing or hereafter granted (each, a "Credit" and collectively, "Credits"), which terms and conditions are in addition to those set forth in any other contract, instrument or document (collectively with this Agreement, the "Loan Documents") required by this Agreement or heretofore or at any time hereafter delivered to Bank in connection with any Credit.

1. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties to Bank, which representations and warranties shall be true as of the date hereof and on the date of each extension of credit under each Credit with the same effect as though made on each such date:

   (a) Legal Status. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to be qualified or licensed could have a material adverse effect on Borrower.

   (b) Authorization and Validity. Each of the Loan Documents has been duly authorized, and upon its execution and delivery to Bank will constitute a legal, valid and binding obligation of Borrower or the party which executes the same, enforceable in accordance with its respective terms.

   (c) No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of law or regulation, or contravene any provision of Borrower's Articles of Incorporation or By-Laws, or result in any breach of or default under any agreement, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

   (d) No Litigation. There is no litigation or other action or proceeding pending or threatened against Borrower which could have a material adverse effect on the financial condition or operation of Borrower except as disclosed by Borrower to Bank in writing prior to the date hereof.

   (e) Financial Statements. The most recent annual financial statement of Borrower, and all interim financial statements delivered to Bank since the date of said annual financial statement, true copies of which have been delivered by Borrower to Bank prior to the date hereof, are complete and correct, present fairly the financial condition of Borrower and disclose all liabilities of
Borrower, and have been prepared in accordance with generally accepted accounting principles. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

   (f) Tax Returns. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year except as disclosed by Borrower to Bank in writing prior to the date hereof.

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II. ADDITIONAL TERMS.

   (a) Conditions Precedent. The obligation of Bank to grant any Credit is subject to the condition that Bank shall have received all contracts, instruments and documents, duly executed where applicable, deemed necessary by Bank to evidence such Credit and all terms and conditions applicable thereto, all of which shall be in form and substance satisfactory to Bank.

   (b) Application of Payments. Each payment made on each Credit shall be applied first, to any interest then due, second, to any fees and charges then due, and third, to the outstanding principal balance thereof.

III. COVENANTS. So long as any Credit remains available or any amounts under any Credit remain outstanding, Borrower shall, unless Bank otherwise consents in writing:

   (a) Insurance. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, property damage, flood and workers' compensation, carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

   (b) Compliance: Laws and Regulations; Year 2000.

         (i) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all doucments pursuant to which Borrower is organizd and/or which govern Borrower's continued existence and with requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, and all state or Federal environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any operations and/or properties of Borrower.

         (ii) Perform all acts reasonably necessary to ensure that (A) Borrower and any business in which Borrower holds a substantial interest, and (B) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000
Compliant: shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall , immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms hereof as Bank may from time to time require.

   (c) Other Indebtedness. Not create, incur, assume or permit to exist any indebtedness or other liabilities, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, direct or contingent (including any contingent liability under any guaranty of the obligations of any person or entity), except (i) the liabilities of Borrower to Bank, (ii) trade debt incurred by Borrower in the normal course of its business, and (iii) any other liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof.

   (d) Merger; Consolidation; Transfer of Assets. Not merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of

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the date hereof; nor acquire all or substantially all of the assets of any other person or entity; nor sell lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

   (e) Pledge of Assets. Not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except in favor of Bank and except any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof.

   (f) Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank, together with such current financial and other information as Bank from time to time may reasonably request:

         (i) As soon as available, but in no event later than 120 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by Borrower and certified as correct by an officer of Borrower authorized to borrow under the most current Corporate Borrowing Resolution delivered by Borrower to Bank, to include a balance sheet and income statement, together with all supporting schedules and footnotes.

         (ii) As soon as available, but in no event later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower and certified as correct by an officer of Borrower authorized to borrow under the most current Corporate Borrowing Resolution delivered by Borrower to Bank, to include a balance sheet and income statement, together with all supporting schedules and footnotes.

   (g) Financial Condition. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices, except to the extent modified by the following definitions:

         (i) Total Liabilities divided by Tangible Net Worth not at any time greater than 0.75 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

         (ii) Quick Ratio not at any time less than 2.00 to 1.0, with "Quick Ratio" defined as the aggregate of unrestricted cash, unrestricted marketable securities and receivables convertible into cash divided by total current liabilities.

         (iii) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and determined as of the end of the second fiscal quarter of each year.

         (iv) EBITDA Coverage Ratio not less than 1.50 to 1.0 as of each fiscal year end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

IV. DEFAULT; REMEDIES.

   (a) Events of Default. The occurrence of any of the following shall constitute an "Event of Default" Under this Agreement:

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         (i) The failure to pay any principal,  interest,  fees or other charges when due under any of the Loan Documents.

         (ii) Any representation or warranty hereunder or under any other Loan Document shall prove to be incorrect, false or misleading in any material respect when made.

         (iii) Any violation or breach of any term or condition of this Agreement or any other of the Loan Documents.

         (iv) Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which Borrower or any guarantor hereunder has incurred debt or any other liability of any kind to any person or entity, including Bank.

         (v) The filing of a petition by or against Borrower or any guarantor hereunder under any provisions of the Bankruptcy Reform Act, Title 11 of the United States code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any such guarantor; Borrower or any such guarantor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of Borrower or any such guarantor.

         (vi) Any material adverse change, as determined solely by Bank, in the financial condition of Borrower.

         (vii) The death or incapacity of any individual guarantor hereunder or the dissolution or liquidation of Borrower or of any guarantor hereunder which is a corporation, partnership or other type of entity.

         (viii) Any change in ownership during the term hereof of an aggregate of 25% or more of the common stock of Borrower.

   (b) Remedies. Upon the occurrence of any Event of Default: (i) the entire balance of principal, interest, fees and charges on each Credit shall, at Bank's option, become immediately due and payable in full without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower;
(ii) the obligation, if any, of Bank to extend any further credit to Borrower under any Credit shall immediately cease and terminate; and (iii) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any security for any Credit. All rights, powers and remedies of Bank shall be cumulative.

V. MISCELLANEOUS

   (a) No Waiver. No delay, failure or discontinuance of Bank in exercising any right, power or remedy shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under this Agreement, or any such waiver of any provisions or conditions hereof, must be in writing

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and shall be effective only to the extent set forth in writing.

   (b) Notices. All notices, requests and demands required under this Agreement must be in writing, addressed to the applicable party at its address specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (i) if personally delivered, upon delivery: (ii) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U.S. mail, first class and postage prepaid; and (iii) if sent by telecopy, upon receipt.

   (c) Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, and Bank's continued administration of each Credit, (ii) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including wihtout limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

   (d) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in; Bank's rights and benefits under each of the Loan Documents. In connection therewith Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any Credit, Borrower or its business, any guarantor of any Credit or the business of any such guarantor, or any collateral for any Credit.

   (e) Controlling Agreement; Amendment. In the event of any direct conflict between any provision of this Agreement and any provision of any other Loan Document, the terms of this Agreement shall control. This Agreement may amended or modified only in writing signed by Bank and Borrower.

   (f) No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document to which it is not a party.

   (g) Severability of Provisions. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

   (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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   (i)  Cancellation  of Prior  Loan  Agreements.  This  Agreement  cancels  and supersedes all prior loan agreements between Borrower and Bank relating to any Credit.

VI. ARBITRATION.

   (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

   (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan
Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

   (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

   (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other

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applicable  law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

   (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law in such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

   (f) Real Property Collateral Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code or Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

   (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control this arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of June 28, 1998.
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FIBERSTARS, INC.                        WELLS FARGO BANK
                                        NATIONAL ASSOCIATION

By:  /s/ David N. Ruckert               By:  /s/ Laura Zaragoza
     ---------------------------             -----------------------------------
Title:   President, CEO                 Title:   Relationship Manager
      --------------------------              ----------------------------------
Address:  2883 BAYVIEW DRIVE            Address:   121 Park Center Plaza 3rd Flr
          FREMONT, CA 94538                        San Jose, CA 95115

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